As filed with the Securities and Exchange Commission on February 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST BANCORP.

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0561882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1519 Ponce de León Avenue, Stop 23

Santurce, Puerto Rico 00908

(787) 729-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Odell

Executive Vice President and General Counsel

First BanCorp.

1519 Ponce de León Avenue, Stop 23

Santurce, Puerto Rico 00908

(787) 729-8109

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Linda L. Griggs

Sean M. Donahue

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock, $0.10 par value per share	95,429,615	$2.16	$206,127,968.40	$20,757.09
Warrant to Purchase Common Stock	1	—	—	—(5)

(1)	This Registration Statement on Form S-3 (the “Registration Statement”) relates to and will be used in connection with the sale from time to time by selling stockholders of 94,143,716 shares of common Stock, $0.10 par value per share (the “Common Stock”), of First BanCorp. and 1,285,899 shares of Common Stock issuable upon the exercise of a warrant (the “Warrant”).
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered include such indeterminate number of additional shares of Common Stock as the number of shares being registered on this Registration Statement may be adjusted as a result of stock splits, stock dividends and similar transactions or may be adjusted pursuant to the terms of the warrant.
(3)	Estimated in accordance with Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee for the Registration Statement, based on the average of the high and low prices of shares of Common Stock reported on the New York Stock Exchange on February 11, 2016.
(4)	Pursuant to Rule 457(p) of the Securities Act, the filing fee related to (a) 95,264,615 shares of Common Stock is offset against $20,721.20 of the aggregate filing fee of $70,825.55 that was previously paid to register an aggregate of 186,151,814 shares of Common Stock on Registration Statement No. 333-178645, of which 135,5996,666 shares of Common Stock were carried over to Registration Statement No. 333-184764 pursuant to Rule 429, and of which at least 95,264,615 remain unsold, and (b) 165,000 shares of Common Stock is offset against $35.89 of the aggregate filing fee of $158.64 previously paid to register 280,787 shares of Common Stock on Registration Statement No. 333-184764, of which at least 165,000 remain unsold.
(5)	No filing fee is required pursuant to Rule 457(g) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Up to 95,429,615 Shares of Common Stock

One Warrant to Purchase up to 1,285,899 Shares of Common Stock

This prospectus relates to the offer and resale of up to 95,429,615 shares (the “Shares”) of the common stock, $0.10 par value per share (the “Common Stock”), which includes 1,285,899 Shares issuable upon exercise of a warrant to purchase shares (the “Warrant,” and together with the Shares, the “Securities”), of First BanCorp. (the “Corporation”) by the selling stockholders identified herein (the “Selling Stockholders”). In addition, this prospectus relates to the offer and sale of the Warrant, which is held by the U.S. Department of the Treasury (“Treasury”). This prospectus replaces the prospectus dated November 8, 2012, which has expired pursuant to its terms and registers shares for resale by the same Selling Stockholders pursuant to the terms of agreements with such Selling Stockholders.

The Shares registered pursuant to this Registration Statement represent approximately 44.4% of the number of shares of Common Stock currently outstanding or 43.8% excluding the 1,285,899 shares underlying the Warrant. Of the shares being registered, 83,687,163 shares are beneficially owned by funds that have designated two directors to serve on our Board of Directors, 11,577,452 shares are beneficially owned by Treasury and 165,000 shares are beneficially owned by Roberto R. Herencia, Chairman of the Corporation’s Board of Directors.

The Selling Stockholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of the offering. We will not receive any proceeds from the sale of the Securities by the Selling Stockholders under this prospectus. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of common stock issued upon such exercise will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries, which are the same uses if Treasury exercises the Warrant for cash. However, we will receive no cash if and to the extent the Warrant is exercised pursuant to the net, or “cashless,” exercise feature of the Warrant.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before you make your investment decision.

Our Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBP.” On February 11, 2016, the closing price of our Common Stock on the NYSE was $2.19 per share. The Warrant is not listed on an exchange, and we do not intend to list the Warrant on any exchange.

Neither the SEC nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, and are subject to investment risks, including the possible loss of the principal amount invested.

The date of this prospectus is February 12, 2016

We have not authorized, and the selling stockholders have not authorized, anyone to provide any information other than that contained or incorporated by reference in this prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of the Securities. In this prospectus, “First BanCorp.,” the “Corporation,” “we,” “us,” and “our” refer to the consolidated operations of First BanCorp.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. When required, we will amend the registration statement or file prospectus supplements to update or change information contained in this prospectus. You should read both this prospectus or any amended prospectus and any prospectus supplement together with additional information described under the headings “Additional Information” and “Incorporation By Reference.”

ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The SEC’s website at http://www.sec.gov contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-14793:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 16, 2015;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 11, 2015, August 10, 2015 and November 9, 2015, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 14, 2015, February 9, 2015, March 5, 2015 (pursuant to Item 1.01 only), March 26, 2015, May 1, 2015 and May 27, 2015; and

•	The description of our capital stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on May 4, 2012.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may request a copy of these filings, other than an exhibit to a filing (unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to (787) 729-8109. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information on our website at www.1firstbank.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

SUMMARY

The following summary highlights material information contained in this prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to acquire any of the shares of our Common Stock that are being offered for resale by the Selling Stockholders, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 4 in this prospectus.

OUR COMPANY

Founded in 1948, First BanCorp. is a diversified financial holding company headquartered in San Juan, Puerto Rico offering a full range of financial products to consumers and commercial customers through various subsidiaries. We are subject to regulation, supervision and examination by the Federal Reserve Bank of New York (the “FED” or “Federal Reserve”) and the Board of Governors of the Federal Reserve System. First BanCorp. was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”). We are a full-service provider of financial services and products with operations in Puerto Rico, the mainland United States (the “U.S.”), the United States Virgin Islands (the “USVI”) and the British Virgin Islands (the “BVI”). Our principal executive offices are located at 1519 Ponce de León Avenue, Stop 23, Santurce, Puerto Rico 00908. Our telephone number is (787) 729-8200.

As of September 30, 2015, the Corporation had total assets of approximately $12.8 billion, total deposits of approximately $9.7 billion and total stockholders’ equity of approximately $1.7 billion.

We provide a wide range of financial services for retail, commercial and institutional clients. We control two wholly owned subsidiaries: FirstBank, a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency (“FirstBank Insurance Agency”).

FirstBank conducts its business through its main office located in San Juan, Puerto Rico and, as of September 30, 2015, fifty-one branches in Puerto Rico, twelve branches in the USVI and BVI and ten branches in the state of Florida (USA). As of September 30, 2015, FirstBank had six wholly-owned subsidiaries with operations in Puerto Rico: First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company specializing in the origination of small loans with twenty-seven offices in Puerto Rico; First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets; FirstBank Puerto Rico Securities Corp., a broker-dealer subsidiary engaged in municipal bond underwriting and financial advisory services on structured financings principally provided to government entities in the Commonwealth of Puerto Rico; FirstBank Overseas Corporation, an international banking entity organized under the International Banking Entity Act of Puerto Rico; and two other companies that hold and operate other real estate owned properties. As of September 30, 2015, FirstBank had one active subsidiary with operations outside of Puerto Rico: First Express, a finance company specializing in the origination of small loans with two offices in the USVI.

FirstBank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “OCIF”) and the FDIC. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the Bank’s USVI operations are subject to regulation and examination by the United States Virgin Islands Banking Board; its BVI operations are subject to regulation by the British Virgin Islands Financial Services Commission and its operations in the state of Florida are subject to regulation and examination by the Florida Office of Financial Regulation. FirstBank Insurance Agency is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico and operates nine offices in Puerto Rico, and two offices in the USVI and BVI.

The Corporation entered into an agreement with the FED dated June 3, 2010 (the “Written Agreement”), and FirstBank agreed to an order issued by the FDIC and the OCIF dated June 2, 2010 (the “FDIC Order,” and together with the Written Agreement, the “Regulatory Agreements”). Pursuant to the Regulatory Agreements, the Corporation and FirstBank agreed to take certain actions designed to improve our financial condition. Although the FDIC Order was terminated by the FDIC effective April 29, 2015, First BanCorp. is still subject to the Written Agreement. The Written Agreement also requires the Corporation to obtain the approval of the FED prior to paying dividends, receiving dividends from FirstBank, incurring, increasing or guaranteeing any debt, or purchasing or redeeming any stock, to comply with certain notice provisions prior to appointing any new directors or senior executive officers, and to comply with certain restrictions on severance payments and indemnification.

The Corporation submitted its Capital Plan setting forth its plans for how to improve its capital position in compliance with the Written Agreement over time. In addition to the Capital Plan, the Corporation submitted to its regulators a liquidity and brokered certificate of deposit (“CD”) plan, including a contingency funding plan, a non-performing asset reduction plan, a budget and profit plan, a strategic plan, and a plan for the reduction of classified and special mention assets. As of September 30, 2015, the Corporation had completed all of the items included in the Capital Plan and is continuing to work on reducing non-performing loans.

THE OFFERING

The Selling Stockholders will offer the Securities for resale as follows: (i) 165,000 shares of Common Stock by Mr. Herencia; (ii) 83,687,163 shares of Common Stock by institutional investors; and (iii) 10,291,553 shares of Common Stock, the Warrant, and the 1,285,899 shares of Common Stock issuable upon exercise of the Warrant, as adjusted in the future pursuant to the terms of the Warrant, by Treasury.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide to acquire any of the shares being offered by the Selling Stockholders. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of such risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you could lose all or part of your investment.

RISK RELATING TO THE OFFERING

Sales in the public market of the approximately 44% of our outstanding shares of Common Stock that are covered by this prospectus could adversely affect the trading price of our Common Stock.

We are registering for resale an aggregate of 95,429,615 shares of Common Stock, which represents approximately 44.4% of our outstanding shares of Common Stock, or 43.8% excluding the shares of Common Stock underlying the Warrant. As of December 31, 2015, the Selling Stockholders individually beneficially owned more than 5% of our outstanding shares of Common Stock: funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), which own approximately 19.45%, and funds managed by Oaktree Capital Management, L.P. (“Oaktree”), which own approximately 19.45%, and Treasury, which owns approximately 5.38%, including the shares of Common Stock issuable upon exercise of the Warrant. We are obligated to keep this prospectus current so that the Securities can be sold in the public market at any time. The resale of the Securities in the public market, or the perception that these sales might occur, could cause the market price of our Common Stock to decline.

RISKS RELATING TO THE CORPORATION’S BUSINESS

We are operating under an agreement with our regulators.

We are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We are a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended.

As a financial holding company, we are permitted to engage in a broader spectrum of “financial” activities than those permitted to bank holding companies that are not financial holding companies. At this time, as a result of, among other things, the Written Agreement, under the Bank Holding Company Act, we currently are not able to engage in new financial activities, and we may not be able to acquire shares or control of other companies. In addition, we are subject to restrictions because of the Written Agreement that we entered into with the Federal Reserve.

On June 4, 2010, we announced that FirstBank agreed to the FDIC Order issued by the FDIC and OCIF, and we entered into the Written Agreement with the Federal Reserve. These Regulatory Agreements stemmed from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009. Effective April 29, 2015, the FDIC terminated the FDIC Order. First BanCorp. is still subject to the Written Agreement.

The Written Agreement, which is designed to enhance our ability to act as a source of strength to FirstBank, requires that we obtain prior Federal Reserve approval before declaring or paying dividends, receiving dividends from FirstBank, making payments on subordinated debt or trust-preferred securities, incurring, increasing or guaranteeing debt (whether such debt is incurred, increased or guaranteed, directly or indirectly, by us or any of our non-banking subsidiaries) or purchasing or redeeming any capital stock. The Written Agreement also required us to submit to the Federal Reserve a capital plan and requires that we submit progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

We anticipate that we will need to continue to dedicate significant resources to our efforts to comply with the Written Agreement, which may increase operational costs or adversely affect the amount of time our management has to conduct our operations.

If we fail to comply with the Written Agreement in the future, we may become subject to additional regulatory enforcement action up to and including the appointment of a conservator or receiver for FirstBank.

Our high level of non-performing loans may adversely affect our future results from operations.

We continue to have a high level of non-performing loans as of September 30, 2015, although it decreased $97.9 million to $480.7 million as of September 30, 2015, or 17% from $578.5 million as of December 31, 2014. Our non-performing loans represent approximately 5% of our $9.3 billion loan portfolio as of September 30, 2015. In addition, we have a high level of total non-performing assets, although it decreased $99.6 million to $617.2 million as of September 30, 2015, or 13.9% from $716.8 million as of December 31, 2014. If we are unable to effectively maintain the quality of our loan portfolio, our financial condition and results of operations may be materially and adversely affected.

Certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace.

FirstBank relies primarily on customer deposits, the issuance of brokered CDs, and advances from the Federal Home Loan Bank to maintain its lending activities and to replace certain maturing liabilities. As of September 30, 2015, we had $2.6 billion in brokered CDs outstanding, representing approximately 23% of our total deposits, and a reduction of $618.9 million from the year ended December 31, 2014. Approximately $1.5 billion in brokered CDs mature over the next twelve months, and the average term to maturity of the retail brokered CDs outstanding as of September 30, 2015 was approximately 1.0 years. None of these CDs are callable at the Corporation’s option.

Although FirstBank has historically been able to replace maturing deposits and advances, we may not be able to replace these funds in the future if our financial condition or general market conditions were to change. The use of brokered deposits has been particularly important for the funding of our operations. If we are unable to issue brokered deposits, or are unable to maintain access to our other funding sources, our results of operations and liquidity would be adversely affected.

Alternate sources of funding may carry higher costs than sources currently utilized. If we are required to rely more heavily on more expensive funding sources, profitability would be adversely affected. We may determine to seek debt financing in the future to achieve our long-term business objectives. Any future debt financing requires the prior approval of the Federal Reserve, and the Federal Reserve may not approve such financing. Additional borrowings, if sought, may not be available to us, or if available, may not be on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. In addition, the Bank may seek to sell loans as an additional source of liquidity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

We depend on cash dividends from FirstBank to meet our cash obligations.

As a holding company, dividends from FirstBank have provided a substantial portion of our cash flow used to service the interest payments on our trust-preferred securities and other obligations. As outlined in the Written Agreement, we cannot receive any cash dividends from FirstBank without the prior written approval of the Federal Reserve. In addition, FirstBank is limited by law in its ability to make dividend payments and other distributions to us based on its earnings and capital position. Our inability to receive approval from the Federal Reserve to receive dividends from FirstBank, or FirstBank’s failure to generate sufficient cash flow to make dividend payments to us, may adversely affect our ability to meet all projected cash needs in the ordinary course of business and may have a detrimental impact on our financial condition.

The Banking Law of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on common and preferred stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the stockholders without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The Puerto Rico Banking Law provides that when the expenditures of a Puerto Rico commercial bank are greater than receipts, the excess of the expenditures over receipts shall be charged against the undistributed profits of the bank, and the balance, if any shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and the Bank cannot pay dividends until it can replenish the reserve fund to an amount of at least 20% of the original capital contributed. During the fourth quarter of 2014, $40.0 million was transferred to the legal surplus reserve. FirstBank’s legal surplus reserve, included as part of retained earnings in the Corporation’s statement of financial condition, amounted to $40.0 million as of September 30, 2015. There were no transfers to the legal surplus reserve during the first nine months of 2015.

If we do not obtain Federal Reserve approval to pay interest, principal or other sums on subordinated debentures or trust preferred securities, a default under certain obligations may occur.

The Written Agreement provides that we cannot declare or pay any dividends or make any distributions of interest, principal or other sums on subordinated debentures or trust-preferred securities without prior written approval of the Federal Reserve. With respect to our $226 million of outstanding subordinated debentures, we have elected to defer the interest payments that were due in quarterly periods since March 2012. The aggregate amount of payments deferred and accrued approximates $26.8 million as of September 30, 2015.

Under the indentures, we have the right, from time to time, and without causing an event of default, to defer payments of interest on the subordinated debentures by extending the interest payment period at any time and from time to time during the term of the subordinated debentures for up to twenty consecutive quarterly periods. We may continue to elect extension periods for future quarterly interest payments if the Federal Reserve advises us that it will not approve such future quarterly interest payments. Our inability to receive approval from the Federal Reserve to make distributions of interest, principal or other sums on our trust-preferred securities and subordinated debentures could result in a default under those obligations if we need to defer such payments for longer than twenty consecutive quarterly periods.

Credit quality may result in additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in the markets we serve that have led to, among other things, high unemployment levels, low absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

We have a commercial and construction loan portfolio held for investment in the amount of $4.1 billion as of September 30, 2015. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Furthermore, given the slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed. As of September 30, 2015, we had $266.8 million in nonperforming commercial and construction loans held for investment. We may incur additional credit losses over the near term, either because of continued deterioration of the quality of the loans or because of sales of such loans, which would likely accelerate the recognition of losses. Any such losses would adversely impact our overall financial performance and results of operations

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate and purchase. We establish a provision for loan and lease losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan and lease losses at a level that our management deems to be appropriate based upon an assessment of the quality of the loan and lease portfolio. Management may fail to accurately estimate the level of inherent loan and lease losses or may have to increase our provision for loan and lease losses in the future as a result of new information regarding existing loans, future increases in non-performing loans, changes in economic and other conditions affecting borrowers or for other reasons beyond our control. In addition, bank regulatory agencies periodically review the adequacy of our allowance for loan and lease losses and may require an increase in the provision for loan and lease losses or the recognition of additional classified loans and loan charge-offs, based on judgments different than those of management.

The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially.

Any such increases in our provision for loan and lease losses or any loan and lease losses in excess of our provision for loan and lease losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, these borrowers may fail to continue to repay their loans on a timely basis or we may not be able to assess accurately any risk of loss from the loans to these borrowers. Also, additional economic weakness, which has resulted in downgrades of Puerto Rico’s general obligation debt to non-investment grade, among other consequences, could require increases in reserves.

Changes in collateral values of properties located in stagnant or distressed economies may require increased reserves.

Further deterioration of the value of real estate collateral securing our construction, commercial and residential mortgage loan portfolios would result in increased credit losses. As of September 30, 2015, approximately 2%, 17% and 36% of our loan portfolio consisted of construction, commercial mortgage and residential real estate loans, respectively.

A substantial part of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the USVI or BVI, or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Puerto Rico has been in an economic recession since 2006. Sustained weak economic conditions that have affected Puerto Rico and the U.S. over the last several years have resulted in declines in collateral values.

Construction and commercial loans, mostly secured by commercial and residential real estate properties, entail a higher credit risk than consumer and residential mortgage loans since they are larger in size, may have less collateral coverage, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. As of September 30, 2015, commercial mortgage and construction real estate loans amounted to $1.7, billion or 18.6%, of the total loan portfolio.

We measure the impairment of a loan based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are obtained when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations. During the nine months ended September 30, 2015, net charge-offs collateralizing construction, commercial mortgage and residential mortgage loan portfolios totaled $2.4 million, $47.6 million and $13.2 million, respectively.

The acquisition of certain assets and deposits of Doral Bank through an alliance with another financial institution could magnify certain of the Corporation’s risks and could present new risks.

On February 27, 2015, the Corporation through an alliance with another local financial institution who was the successful lead bidder with the FDIC on the failed Doral Bank, acquired certain assets and deposits of Doral Bank. The transaction could magnify certain of the risks the Corporation already faces that are described in these “Risk Factors” and could present new risks, including the following:

•	risks associated with weak economic conditions in the economy and in the real estate market in Puerto Rico, which adversely affect real estate prices, the job market, consumer confidence and spending habits, which may affect, among other things, the continued status of the loans acquired as performing loans, charge-offs and provision expense;

•	changes in interest rates and market liquidity which may reduce interest margins;

•	changes in market rates and prices that may adversely impact the value of financial assets and liabilities; and

•	failure to realize the anticipated acquisition benefits in the amounts and within the time frames expected.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. Differences in the re-pricing structure of our assets and liabilities may result in changes in our profits when interest rates change.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of an other-than-temporary impairment on our available-for-sale investment portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities. Furthermore, increases in interest rates may result in an extension of the expected average life of certain fixed-income securities, such as fixed-rate passthrough mortgage-backed securities. Such an extension could exacerbate the drop in market value related to shifts in interest rates.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan interest income.

Accelerated prepayments may adversely affect net interest income.

In general, fixed-income portfolio yields would decrease if the re-investment of pre-payment amounts is at lower rates. Net interest income could also be affected by prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon the acquisition of these securities would accelerate. Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the accretion of the discount would accelerate. These risks are directly linked to future period market interest rate fluctuations. Also, net interest income in future periods might be affected by our investment in callable securities because decreases in interest rates might prompt the early redemption of such securities.

Changes in interest rates on loans and borrowings may adversely affect net interest income.

Basis risk is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread” or basis, between the rates for two or more different instruments with the same maturity and occurs when market rates for different financial instruments or the indices used to price assets and liabilities change at different times or by different amounts. For example, the interest expense for liability instruments such as brokered CDs might not change by the same amount as interest income received from loans or investments. To the extent that the interest rates on loans and borrowings change at different speeds and by different amounts, the margin between our LIBOR-based assets and the higher cost of the brokered CDs might be compressed and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet is determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the years ended December 31, 2012, 2013, and 2014 and for the nine months ended September 30, 2015, we recognized a total of $2.0 million, $0.2 million, $0.4 million and $13.5 million, respectively, in other-than-temporary impairments. To the extent that any portion of the unrealized losses in our investment securities portfolio of $31.0 million as of September 30, 2015 is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we would recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. Any negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

The Corporation’s ability to access new non-deposit sources of funding could be adversely affected by downgrades in our credit ratings. The Corporation’s liquidity is to a certain extent contingent upon its ability to obtain external sources of funding to finance its operations. The Corporation’s current credit ratings and any downgrades in such credit ratings can hinder the Corporation’s access to new forms of external funding and/or cause external funding to be more expensive, which could in turn adversely affect results of operations. Also, changes in credit ratings may further affect the fair value of unsecured derivatives that consider the Corporation’s own credit risk as part of the valuation.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of loans, we are required to make a variety of customary representations and warranties regarding First BanCorp. on the loans sold or securitized. Our obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan

A loan that does not comply with these representations and warranties may take longer to sell, may impact our ability to obtain third party financing for the loan, and may not be saleable or may be saleable only at a significant discount. If such a loan is sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any loss, either of which could reduce our cash available for operations and liquidity. Management believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate our lending policies.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted and periodically improved various controls, procedures, policies and systems to monitor and manage risk. Any improvements to our controls, procedures, policies and systems, however, may not be adequate to identify and manage the risks in our various businesses. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses or suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Cyber-attacks, system risks and data protection breaches could present significant reputational, legal and regulatory costs.

First BanCorp. is under continuous threat of cyber-attacks especially as we continue to expand customer services via the internet and other remote service channels. Three of the most significant cyber-attack risks that we face are e-fraud, denial-of-service and computer intrusion that might result in loss of sensitive customer data. Loss from e-fraud occurs when cybercriminals breach and extract funds from customer bank accounts. Denial-of-service disrupts services available to our customers through our on-line banking system. Computer intrusion attempts might result in the breach of sensitive customer data, such as account numbers and social security numbers, and could present significant reputational, legal and/or regulatory costs to the Corporation if successful. Our risk and exposure to these matters remains heightened because of the evolving nature and complexity of the threats from organized cybercriminals and hackers, and our plans to continue to provide electronic banking services to our customers.

If personal, non-public, confidential or proprietary information of our customers in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, the erroneous provision of information to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or the interception or other inappropriate use of such information by third parties.

We rely on other companies to perform key aspects of our business infrastructure.

Third parties perform key aspects of our business operations such as data processing, information security, recording and monitoring transactions, online banking interfaces and services, internet connections and network access. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including those resulting from disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, failure of a vendor to provide services for any reason or poor performance of services, or failure of a vendor to notify us of a reportable event, could adversely affect our ability to deliver products and services to our customers and otherwise conduct our business. Financial or operational difficulties of a third party vendor could also hurt our operations if those difficulties interfere with the vendor’s ability to serve us. Replacing these third party vendors could also create significant delay and expense. Accordingly, use of such third parties creates an inherent risk to our business operations.

Hurricanes and other weather-related events could cause a disruption in our operations or other consequences that could have an adverse impact on our results of operations.

A significant portion of our operations is located in a region susceptible to hurricanes. Such weather events can cause disruption to our operations and could have a material adverse effect on our overall results of operations. We maintain hurricane insurance, including coverage for lost profits and extra expense; however, there is no insurance against the disruption to the markets that we serve that a catastrophic hurricane could produce. Further, a hurricane in any of our market areas could adversely impact the ability of borrowers to timely repay their loans and may adversely impact the value of any collateral held by us. The severity and impact of future hurricanes and other weather-related events are difficult to predict and may be exacerbated by global climate change. The effects of future hurricanes and other weather-related events could have an adverse effect on our business, financial condition or results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key personnel could adversely affect our business because of the loss of their skills, knowledge of our markets and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement employees. Similarly, the loss of key employees, either individually or as a group, could result in a loss of customer confidence in our ability to execute banking transactions on their behalf.

Further increases in the FDIC deposit insurance premium or in FDIC required reserves may have a significant financial impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

The Dodd-Frank Act requires the FDIC to increase the DIF’s reserves against future losses, which will require institutions with assets greater than $10 billion to bear an increased responsibility for funding the prescribed reserve to support the DIF. Since then, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. The FDIC has also adopted a final rule raising its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met for several years.

The FDIC’s revised rule on deposit insurance assessments implements a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The rule changes the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the previous rate schedule and the schedules previously proposed by the FDIC. The rule also revises the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets, such as FirstBank). Under the rule, the FDIC uses a scorecard method to calculate assessment rates for all such institutions.

The FDIC may further increase FirstBank’s premiums or impose additional assessments or prepayment requirements in the future. The Dodd-Frank Act has removed the statutory cap for the reserve ratio, leaving the FDIC free to set this cap going forward.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material adverse impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The resolution of legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the Regulatory Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, or our ability to attract and retain customers or obtain sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. Generally Accepted Accounting Principles (“GAAP”), which are periodically revised and expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to revise standards to expand disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in footnotes to our financial statements, which are incorporated herein by reference. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Any impairment of our goodwill or amortizable intangible assets may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where the goodwill is recorded. We conducted our most recent evaluation of goodwill during the fourth quarter of 2015.

The Step 1 evaluation of goodwill allocated to the Florida reporting unit under valuation approaches (market and discounted cash flow analyses) indicated that the fair value of the unit was above the carrying amount of its equity book value as of the valuation date (October 1), which meant that Step 2 was not undertaken. Goodwill with a carrying value of $28.1 million was not impaired as of December 31, 2015 or 2014, nor was any goodwill written off due to impairment during 2015, 2014, and 2013. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

Recognition of deferred tax assets is dependent upon the generation of future taxable income by the Bank.

As of September 30, 2015, the Corporation had a deferred tax asset of $311.4 million (net of a valuation allowance of $204.1 million), including $188.1 million associated with Net Operating Losses (“NOL(s)”). Under Puerto Rico law, the Corporation and its subsidiaries, including FirstBank, which incurred most of the NOLs, are treated as separate taxable entities and are not entitled to file consolidated tax returns. To obtain the full benefit of the applicable deferred tax asset attributable to NOLs, FirstBank must have sufficient taxable income within the applicable carry forward period (7 years for taxable years beginning before January 1, 2005, 12 years for taxable years beginning after December 31, 2004 and before January 1, 2013, and 10 years for taxable years beginning after December 31, 2012). The Bank incurred all of its NOLs on or after 2009. Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax asset based on an assessment of the amount of the deferred tax asset that is more likely than not to be realized.

The Corporation concluded that, as of September 30, 2015, it is more likely than not that FirstBank will generate sufficient taxable income within the applicable NOL carry-forward periods to realize a significant portion of its deferred tax assets. The Corporation recorded a partial reversal of its valuation allowance in the amount of $302.9 million in the fourth quarter of 2014. As a result of the partial reversal, the Corporation’s valuation allowance decreased to $204.6 million, as of December 31, 2014, from $522.7 million as of December 31, 2013. Due to significant estimates utilized in determining the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that, in the future, the Corporation will not be able to reverse the remaining valuation allowance or that the Corporation will need to increase its current deferred tax asset valuation allowance.

The Corporation’s judgments regarding accounting policies and the resolution of tax disputes may impact the Corporation’s earnings and cash flow.

Significant judgment is required in determining the Corporation’s effective tax rate and in evaluating its tax positions. The Corporation provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement criteria prescribed by applicable GAAP.

Fluctuations in federal, state, local and foreign taxes or a change to uncertain tax positions, including related interest and penalties, may impact the Corporation’s effective tax rate. When particular tax matters arise, a number of years may elapse before such matters are audited and finally resolved. In addition, tax positions may be challenged by the United States Internal Revenue Service (“IRS”) and the tax authorities in the jurisdictions in which we operate and we may estimate and provide for potential liabilities that may arise out of tax audits to the extent that uncertain tax positions fail to meet the recognition standard under applicable GAAP. Unfavorable resolution of any tax matter could increase the effective tax rate and could result in a material increase in our tax expense. Resolution of a tax issue may require the use of cash in the year of resolution. Tax year 2012 is currently under examination by the IRS. If any issues addressed in this examination are resolved in a manner not consistent with the Corporation’s expectations, the Corporation could be required to adjust its provision for income taxes in the period in which such resolution occurs.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and, in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

RISKS RELATING TO BUSINESS ENVIRONMENT AND OUR INDUSTRY

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that most of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are exposed to downturns in the U.S. economy, including factors such as unemployment and underemployment levels in the United States and real estate valuations. The deterioration of these conditions could adversely affect the credit performance of mortgage loans, credit default swaps and other derivatives, and result in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks.

Despite improving labor markets in the U.S. in the past year, an elevated amount of underemployment and household debt, the prolonged low interest rate environment, along with a continued sluggish recovery in the consumer real estate market and certain commercial real estate markets in the U.S., pose challenges for the U.S. economic performance and the financial services industry.

In particular, we may face the following risks:

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite the loans become less predictive of future behaviors.

•	The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

•	Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities and repurchase agreements) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

•	We may be unable to comply with the Written Agreement, which could result in further regulatory enforcement actions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	There may be downward pressure on our stock price.

The deterioration of economic conditions in the U.S. and disruptions in the financial markets could adversely affect our ability to access capital and our business, financial condition and results of operations.

Continuation of the economic slowdown and decline in the real estate market in Puerto Rico could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations has declined over the past few years and this trend may continue to reduce the level of mortgage loans we produce in the future and adversely affect our business. During periods of rising interest rates, the refinancing of many mortgage products tends to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the economic slowdown. Rising unemployment, lower interest rates and declines in housing prices have had a negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held for sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real estate arising from borrower defaults to the extent not covered by third-party credit enhancement.

The Corporation’s financial results may be adversely affected by Puerto Rico’s current economic condition.

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico, which has been in an economic recession since 2006. Based on the first nine months of calendar year 2015, the main economic indicators suggest that the Puerto Rico economy remains weak. For fiscal year 2015, the Puerto Rico Planning Board projects a continued economic contraction in the Commonwealth’s real gross national product (“GNP”) of 0.9%. The seasonally adjusted labor force measure continued its declining trend in September 2015, reflecting a reduction of 0.5% compared to September 2014. This continued reduction has partially resulted in a reduced seasonally adjusted unemployment rate in Puerto Rico, which decreased to 11.4% in September 2015, compared to 13.9% in September 2014. The seasonally adjusted payroll non-farm employment rate slightly increased 0.8% in September 2015, compared to September 2014.

Based on information published by the Puerto Rico Government, preliminary General Fund net revenues for the fiscal year ended June 30, 2015 were $8.961 billion, a decrease of $76.0 million when compared to the prior fiscal year and $604.1 million less than the original estimate for the year. The Government’s most recent projection is that it will close fiscal year 2015 with a budget deficit in the range of $531 million to $566 million, an amount that, when adjusted for actual tax refunds paid in this fiscal year in excess of the reserve included in the budget for fiscal year 2015, increases the deficit to a range of $705 million to $740 million. Preliminary General Fund net revenues for the first three months of fiscal year 2016 were $1.935.8 billion, an increase of $162.0 million when compared to the prior fiscal year and $18.8 million higher than the original estimate for the first quarter of fiscal year 2016.

On June 28, 2015, the Governor of Puerto Rico and the Government Development Bank for Puerto Rico released a report by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund, Dr. Anne Krueger, and economists Dr. Ranjit Teja and Dr. Andrew Wolfe that analyzes the full extent of the Commonwealth’s fiscal condition including revenues, expenditures, deficits, and current and future obligations. It also makes recommendations for a five-year fiscal adjustment plan. The Krueger Report states that Puerto Rico faces an acute crisis in the face of faltering economic activity, fiscal solvency debt sustainability, and institutional credibility.

On June 29, 2015, the Governor of Puerto Rico announced that the Government will seek alternatives to ensure that the aggregate debt burden of the Commonwealth is adjusted so it can be repaid on sustainable terms, while ensuring pension obligations are honored over the long term and essential services for the people of Puerto Rico are maintained, and issued an Executive Order to create the Puerto Rico Fiscal and Economic Recovery Working Group. After the announcement, the top three credit rating agencies, Moody’s, S&P and Fitch downgraded the Puerto Rico issued bonds deeper into non-investment grade status. On July 31, 2015, GDB confirmed it made the debt service payment of $169.6 million on outstanding GDB notes due on August 1, 2015. Nonetheless, another payment, due the same day, of $57.9 million related to a debt obligation of the Public Finance Corporation and one in the amount of $37 million in infrastructure and public finance payments due January 1, 2016 were not made. Government officials disclosed that due to the lack of appropriated funds by the Legislature of Puerto Rico as part of the current fiscal year 2016 budget, the debt service payment on these bonds was not made. These bonds are payable solely from budgetary appropriations pursuant to legislation adopted by the Legislature of Puerto Rico. The Legislature of Puerto Rico is not legally bound to appropriate funds for such payments. These notes carry an explicit guarantee from the Commonwealth.

The Working Group was created to consider necessary measures, including the measures recommended in the Krueger Report, to address the fiscal crisis of the Commonwealth and will be responsible for developing and recommending to the Governor of Puerto Rico the Puerto Rico Fiscal and Economic Growth Plan (the “Plan”). The Plan must contain the administrative and legislative measures necessary to address the short, medium and long-term fiscal and economic challenges facing Puerto Rico, including measures to: (i) address the financing gaps and the debt load on the public sector, (ii) achieve the execution of its budgets, (iii) achieve greater transparency with respect to statistics and the government’s financial information, and (iv) carry out the structural reforms necessary to promote the economic growth and competitiveness of the Commonwealth. Moreover, on October 21, 2015, the U.S. Department of Treasury released its roadmap to address Puerto Rico’s ongoing economic and fiscal crisis and to create a path to economic recovery. This roadmap was presented to Congress by U.S Department of Treasury officials and laid out four immediate steps that Congress should take to address the crisis in Puerto Rico:

•	Provide Puerto Rico with the necessary tools to restructure its financial liabilities in a fair and orderly manner under the supervision of a federal bankruptcy court.

•	Enact strong fiscal oversight and help strengthen Puerto Rico’s fiscal governance.

•	Provide a long-term solution to Puerto Rico’s historically inadequate Medicaid treatment.

•	Reward work and support economic growth by providing access to an Earned Income Tax Credit.

The Commonwealth has adopted measures intended to raise additional revenue, including the increase of the sales and use tax (“SUT”). On May 29, 2015, the Commonwealth enacted Act No. 72, which increased the SUT rate and provided for a transition to a value added tax (“VAT”) to replace the central government’s portion of the SUT, subject to certain conditions. Commencing on July 1, 2015, transactions that were subject to a 7% SUT are now subject to an 11.5% SUT. The SUT will be in effect until March 31, 2016, unless the Secretary of Treasury extends the effectiveness of the SUT for an additional sixty (60)-day period. On December 29, 2015, the Secretary of the Treasury issued Administrative Determination 15-26 providing that the regulations and pronouncements to be issued concerning the effectiveness of the SUT and the VAT will generally provide that the effectiveness of the SUT will not be extended and, therefore the SUT will apply until March 31, 2016 and the VAT will commence on April 1, 2016. In addition, commencing on October 1, 2015 and until March 31, 2016, the following provisions are in effect:

•	Business to business transactions that are currently taxable are subject to an 11.5% SUT.

•	Business to business services and designated professional services (e.g. accountants, certain legal services, engineers) that were previously exempt from SUT are subject to a Commonwealth SUT of 4% but no municipal SUT will apply to these services.

•	The following services are exempt from SUT: (i) services offered by the Commonwealth government and instrumentalities; (ii) education; (ii) interest and other financing charges; (iii) insurance; (iv) health and hospital services; and (v) services offered by persons with an annual volume of business not exceeding $50,000.

After March 31, 2016, all transactions subject to the SUT will be subject to a new VAT of 10.5% plus a 1% municipal SUT. The new VAT will also apply on the introduction into Puerto Rico of taxable articles and on taxable transactions, which are: (i) the sale in Puerto Rico of goods and services by a merchant, (ii) the rendering of a service by a non-resident to a person in Puerto Rico, and (iii) combined transactions. Certain articles and transactions will not be subject to the VAT. It is uncertain how these measures will impact the consumer and commercial sector. The financial impact of the 4% tax on business to business transactions on the Corporation is expected to range between $800,000 and $900,000 for the fourth quarter of 2015.

As of December 31, 2015, the Corporation had $316.0 million of credit facilities, excluding investment securities, granted to the Puerto Rico Government, its municipalities and public corporations, of which $314.8 million was outstanding (book value of $311 million). Approximately $199.5 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $18.9 million consisted of loans to units of the Puerto Rico central government, and approximately $97.6 million ($97.5 million book value) consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority with a book value of $71.1 million as of December 31, 2015.

Furthermore, as of December 31, 2015, the Corporation had $129.4 million outstanding in financings to the hotel industry in Puerto Rico where the borrower and underlying collateral are the primary sources of repayment and the Puerto Rico Tourism Development Fund provides a secondary guarantee for payment performance. The TDF is a subsidiary of the GDB that works with private-sector financial institutions to structure financings for new hospitality projects. The Corporation has been receiving payments from the TDF to cover scheduled payments on these financings since late 2012, including collections of interest and principal of approximately $5.3 million in 2015 and $4.5 million in 2014. The aforementioned $129.4 million exposure was adversely classified during the third quarter of 2015 given liquidity risks and uncertainties over the governments’ fiscal initiatives.

In addition, the Corporation had $124.6 million in indirect exposure to residential mortgage loans that are guaranteed by the Puerto Rico Housing Authority. Mortgage loans guaranteed by the Puerto Rico Housing Authority are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default.

On August 14, 2014, PREPA, which has been experiencing significant financial difficulties, entered into forbearance agreements with certain of its bondholders and bank creditors. Among other things, the banks agreed to extend the maturity of their loans until March 31, 2015, and all bondholders and lenders party to the agreements agreed to forbear from exercising their rights against PREPA resulting from certain specified defaults until March 31, 2015. The forbearance agreements have been extended on several occasions.

Pursuant to the extension agreed to on April 30, 2015, PREPA delivered a recovery plan proposal to the forbearing creditors’ advisors on June 1, 2015. On November 5, 2015, PREPA and its bank creditors signed a Restructuring Support Agreement (RSA) in which all parties accepted the recovery plan proposal and agreed upon the new economic terms behind PREPA’s recovery proposal. The RSA established that in the event the Puerto Rico legislature has not enacted the PREPA Revitalization Act by January 22, 2016 the RSA would expire, unless such condition was extended by the parties. The PREPA Revitalization Act was not enacted by the legislature on such date causing the expiration of the RSA. The fuel line lenders (the banks) and the monolines subsequently agreed with PREPA to execute an extension of the RSA providing the 12th of February 2016 as the deadline for the enactment of the PREPA Revitalization Act. Providing all milestones on the RSA are accomplished the RSA terms are to be consummated no later than June 30, 2016.

In addition, as of December 31, 2015, the Corporation had $49.7 million of obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio, net of the $15.9 million other-than-temporary credit impairment recorded in year 2015, recorded on its books at a fair value of $28.2 million as of December 31, 2015. The OTTI charge of $15.9 million was recorded on three of the Puerto Rico Government bonds held by the Corporation as part of its available-for-sale securities portfolio. Based on the fiscal and economic situation in Puerto Rico, together with the government’s announcements regarding its ability to pay its debt, the Corporation determined that part of the unrealized loss was other than temporary.

As of December 31, 2015, the Corporation had $390.4 million of public sector deposits in Puerto Rico. Approximately 45% came from municipalities and municipal agencies in Puerto Rico and 55% came from public corporations and the central government and agencies in Puerto Rico.

The decline in Puerto Rico’s economy since 2006 has resulted in, among other things, in a decline in our loan originations, an increase in the level of our non-performing assets, higher loan loss provisions and charge-offs, and an increase in the rate of foreclosure loss on mortgage loans, all of which adversely affected our profitability. Any further potential deterioration of economic activity could result in further adverse effects on our profitability.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by future failures of financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral, or we may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty, such as the loss of our assets that we pledged to Lehman Brothers, Inc., which we have been trying to recover, so far unsuccessfully.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any losses resulting from our routine funding transactions may materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our subsidiaries are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

The financial crisis of 2008 resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government intervened on an unprecedented scale, responding by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in the TARP, to additional restrictions, oversight and costs. In addition, new proposals for legislation are periodically introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

We could be adversely affected by changes in tax laws and regulations or the interpretation of such laws and regulations.

The Corporation and its subsidiaries are subject to Puerto Rico income tax laws on their income from all sources. As Puerto Rico corporations, First BanCorp. and its subsidiaries are treated as foreign corporations for U.S. and USVI income tax purposes and are generally subject to U.S. and USVI income tax only on their income from sources within the U.S. and USVI or income effectively connected with the conduct of a trade or business in those regions. These tax laws are complex and subject to different interpretations. We must make judgments and interpretations about the application of these inherently complex tax laws when determining our provision for income taxes, our deferred tax assets and liabilities, and our valuation allowance.

In addition, legislative changes, particularly changes in tax laws, could adversely impact our results of operations.

Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings.

The Corporation faces increased regulation and regulatory scrutiny as a result of, among other things, its participation in the Troubled Assets Relief Program (“TARP”). The U.S. Treasury acquired shares of Common Stock from the Corporation in October 2011 in exchange for shares of preferred stock that it owned because of the Corporation’s issuance of preferred stock to Treasury in January 2009 pursuant to the TARP. In July 2010, the Corporation issued to Treasury a warrant, which amends, restates and replaces the original warrant that it issued to Treasury in January 2009 under the TARP. The Corporation’s participation in the TARP also imposes limitations on the payments it may make to its senior leaders.

The Dodd-Frank Act significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations developed and to be developed thereunder include or will include, provisions affecting large and small financial institutions alike.

Section 171 of the Dodd-Frank Act (the “Collins Amendment”), among other things, requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Regulations implementing the Collins Amendment set as a floor for the capital requirements of the Corporation and FirstBank a minimum capital requirement computed using the FDIC’s general risk-based capital rules that currently are in effect.

The federal banking agencies have adopted final rules for U.S. banks that revise in important respects the minimum regulatory capital requirements, the components of regulatory capital, and the risk-based capital treatment of bank assets and off-balance sheet exposures. The final rules, which became effective for the Corporation and FirstBank beginning January 1, 2015, generally are intended to align U.S. regulatory capital requirements with Basel III international regulatory capital standards adopted by the Basel Committee on Banking Supervision in 2010 (and revised in 2011) and known as “Basel III.” The new rules increase the quantity and quality of required capital by, among other things, establishing a new minimum common equity Tier 1 ratio of 4.5% of risk-weighted assets and an additional common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. In addition, banks and bank holding companies are required to have a Tier 1 leverage ratio of 4.0%, a Tier 1 risk-based ratio of 6.0% and a total risk-based ratio of 8.0%. The final rules also revise the definition of capital by expanding the conditions for the inclusion of equity capital instruments and minority interests as Tier 1 capital, and impose limitations on capital distributions and certain discretionary bonus payments if additional specified amounts, or “buffers,” of common equity Tier 1 capital are not met.

Consistent with Basel III and the Collins Amendment, the final rules also establish a more conservative standard for including an instrument such as trust-preferred securities as Tier 1 capital for bank holding companies with total consolidated assets of

$15 billion or more as of December 31, 2009, setting out a phase-out schedule. Bank holding companies such as the Corporation must fully phase out these instruments from Tier I capital by January 1, 2016, although qualifying trust preferred securities may be included as Tier 2 capital until the instruments are redeemed or mature. As of December 31, 2015, the Corporation had $220 million in trust preferred securities that are now subject to the full phase-out from Tier 1 capital under the final regulatory capital rules discussed above.

In addition, the final rules revise and harmonize the bank regulators’ rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified recently, by applying a variation of the Basel III “standardized approach” for the risk-weighting of bank assets and off-balance sheet exposures to all U.S. banking organizations other than large, internationally active banks.

The final capital rules became effective for the Corporation and our subsidiary bank on a multi-year transitional basis starting on January 1, 2015, and in general will be fully effective as of January 1, 2019. First BanCorp. and FirstBank were able to meet well-capitalized capital ratios upon implementation of the requirements. Although we expect to continue to exceed the minimum requirements for well capitalized status under the new capital rules, there can be no assurance that we will remain well capitalized. Moreover, for as long as we are subject to the provisions of the Written Agreement, we cannot be considered to be well-capitalized.

Additional regulatory proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. The ultimate effect that such legislation, if enacted, or regulations would have upon our financial condition or results of operations may be adverse.

Rulemaking changes implemented by the Bureau of Consumer Financial Protection (the “CFPB”) will result in higher regulatory and compliance costs related to originating and servicing residential mortgage loans and may adversely affect our results of operations.

The Dodd-Frank Act significantly changed the regulation of single-family residential mortgage lending in the United States. Among other things, the law transferred rule-making and enforcement powers from a number of federal agencies to the CFPB, imposed new risk retention and recordkeeping requirements on lenders (such as the Bank) that sell single-family residential mortgage loans in the secondary market, required revision of disclosure documents, limited loan originator compensation and expanded recordkeeping and reporting requirements under other federal statutes.

New regulations implement the Dodd-Frank Act amendments to the Equal Credit Opportunity Act, the Truth in Lending Act, and the Real Estate Settlement Procedures Act.

Among other consequences of these numerous changes, the new ability to repay requirements may result in reduced credit availability and higher borrowing costs to cover the costs of compliance. The ability of borrowers to raise new defenses in foreclosure proceedings on defaulted mortgage loans also may lead to increased foreclosure costs, extend foreclosure timeliness, and increase the severity of loan losses. Increased repurchase and indemnity requests with respect to mortgage loans sold into the secondary markets may also result.

These and other changes required by the Dodd-Frank Act have required require substantial modifications to the entire mortgage lending and servicing industry. Their impact may involve changes to our operations and increased compliance costs in making single-family residential mortgage loans. Additional rulemaking affecting the residential mortgage business may occur, which may cause us to incur additional increased regulatory and compliance costs.

Compliance with stress testing requirements may be challenging.

The Corporation is currently subject to supervisory guidance for stress testing practices issued by the federal banking agencies in May 2012. This guidance outlines broad principles for a satisfactory stress testing framework and describes various stress testing approaches and how stress testing should be used at various levels within an organization. As previously discussed, the Corporation is also subject to two new stress testing rules that implement provisions of the Dodd-Frank Act, one issued by the Federal Reserve Board that applies to First BanCorp. on a consolidated basis and one issued by the FDIC that applies to the Bank.

Under the Dodd-Frank Act stress tests, the Corporation’s first annual company-run stress testing was submitted to regulators in the first quarter of 2015. Public disclosure of the results for the severely adverse economic scenario was made during the second quarter of 2015 on the Corporation’s website.

Future public disclosure of stress test results could result in reputational harm if the Corporation’s results are worse than those of its competitors or otherwise indicate that the Corporation’s risk profile is excessive or elevated. Furthermore, given that the Corporation will be subject to multiple stress testing requirements that are administered at different levels by more than one federal banking agency, and compliance with such requirements will be complicated, if the Corporation fails to fully comply with these requirements, it may be subject to regulatory action.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action related to the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA PATRIOT Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and IRS. We are also subject to increased scrutiny of compliance with trade and economic sanctions requirements and rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO AN INVESTMENT IN THE CORPORATION’S SECURITIES

Issuance of additional equity securities in the public markets and other capital management or business strategies that we may pursue could depress the market price of our Common Stock and could result in dilution of holders of our Common Stock, including purchasers of our Common Stock under the resale registration statement.

Generally, we are not restricted from issuing additional equity securities, including Common Stock. We may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster our capital position. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock securities) in the future for a number of reasons, including to finance our operations and business strategy, adjust our leverage ratio, address regulatory capital concerns, restructure currently outstanding debt or equity securities or satisfy our obligations upon the exercise of outstanding options or warrants. Future issuances of our equity securities, including Common Stock, in any transaction that we may pursue may dilute the interests of our existing holders of our Common Stock and preferred stock and cause the market price of our Common Stock to decline.

The Corporation has outstanding a warrant held by the Treasury to purchase 1,285,899 shares of Common Stock. If the warrant is exercised, the issuance of shares of Common Stock would reduce our income per share, and further reduce the book value per share and voting power of our current common stockholders.

Additionally, THL and Oaktree have anti-dilution rights, which they acquired when they purchased shares of Common Stock in the $525 million capital raise, completed in October 2011 that have been, and will be in the future, triggered, subject to certain exceptions, upon our issuance of additional shares of Common Stock. In such a case, THL and Oaktree had, and will have, the right to acquire the amount of shares of Common Stock that will enable them to maintain their percentage ownership interest in the Corporation.

The market price of our Common Stock may continue to be subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility since 2008. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or decline.

Factors that could cause fluctuations, volatility or a decline in the market price of our Common Stock, many of which could be beyond our control, include the following:

•	uncertainties and developments related to the resolution of the Puerto Rico Government fiscal problems;

•	our ability to continue to comply with the Written Agreement;

•	any additional regulatory actions against us;

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any failures of banks;

•	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us;

•	a continuing recession in the Puerto Rico market and a lack of growth in our other principal markets in the USVI, BVI and U.S.;

•	the departure of key employees;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the NYSE and the market for commercial banks and other financial services companies in particular, have experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Our suspension of dividends may have adversely affected and may further adversely affect our stock price and could result in the expansion of our Board of Directors.

In March 2009, the Federal Reserve Board issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve Board supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve Board supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, we decided, as a matter of prudent fiscal management and following the Federal Reserve Board guidance, to suspend the payment of dividends. Furthermore, our Written Agreement with the Federal Reserve Board precludes us from declaring any dividends without the prior approval of the Federal Reserve. We cannot anticipate if and when the payment of dividends might be reinstated.

This suspension may have adversely affected and may continue to adversely affect our stock price. Further, because dividends on our Series A through E Preferred Stock have not been paid since we suspended dividend payments in August 2009, the holders of the preferred stock have the right to appoint two additional members to our Board of Directors. Any member of the Board of Directors appointed by the holders of Series A through E Preferred Stock is required to vacate his or her office if the Corporation resumes the payment of dividends in full for twelve consecutive monthly dividend periods.

There is no trading market for the Warrant and as a result, you may not be able to resell the Warrant at or above the price you pay for it.

There is no public market for the Warrant and we have no other warrants outstanding. Accordingly, your ability to resell the Warrant is significantly limited.

RISKS RELATING TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF HOLDERS OF OUR DEBT OBLIGATIONS AND SHARES OF PREFERRED STOCK

The holders of our debt obligations, which, as of September 30, 2015, were in the aggregate amount of approximately $226.5 million, and the holders of our shares of preferred stock will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp., our Common Stock would rank below all debt claims against us and claims of all of our outstanding shares of Series A through E Preferred Stock, which have a liquidation preference of approximately $36 million. Thus, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp. until after all our obligations to our debt holders have been satisfied and holders of senior equity securities and trust preferred securities have received any payment or distribution due to them. As a result, holders of our Common Stock could lose all or a part of their investment.

In addition, we are required to pay dividends on our preferred stock before we pay any dividends on our Common Stock. Holders of our Common Stock will not be entitled to receive payment of any dividends on their shares of our Common Stock unless and until we obtain the Federal Reserve’s approval to resume payments of dividends on the shares of outstanding preferred stock and on our Common Stock. We may not obtain such approval.

Future offerings of preferred stock, which would likely be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

If the Written Agreement is terminated and we resume the payment of dividends on our outstanding preferred stock, our Board of Directors will again be authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors would have the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue shares of preferred stock in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue shares of preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock will be adversely affected and the market price of our Common Stock could be adversely affected.

Treasury, which is a Selling Stockholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of securities by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with an offering of securities by Treasury would likely be barred.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described below in the “Risk Factors” section, and the following:

•	uncertainty about whether the Corporation will be able to continue to fully comply with the Written Agreement that the Corporation entered into with the Federal Reserve that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the Federal Reserve and the Federal Reserve Board, prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities;

•	the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of the recent payment defaults of a government public corporation, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions;

•	a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico;

•	uncertainty as to the availability of certain funding sources, such as retail brokered CDs;

•	the Corporation’s reliance on brokered CDs to fund operations and provide liquidity;

•	the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the Federal Reserve and the Federal Reserve Board to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation;

•	the strength or weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures;

•	the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance;

•	adverse changes in general economic conditions in Puerto Rico, the U.S., and the USVI and BVI, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which have reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may once again have these effects;

•	an adverse change in the Corporation’s ability to attract new clients and retain existing ones;

•	the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations;

•	uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., the USVI and the BVI, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results;

•	changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the FED, the Federal Reserve, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico, the USVI and the BVI;

•	the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate;

•	the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses;

•	the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions, including the acquisition of loans and branches of Doral Bank as well as the assumption of deposits at the branches acquired from Doral during the first quarter of 2015;

•	a need to recognize impairments on financial instruments, goodwill or other intangible assets relating to acquisitions;

•	the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds;

•	the impact of the Dodd-Frank Act on the Corporation’s businesses, business practices and cost of operations; and

•	general competitive factors and industry consolidation.

Although the “forward-looking statements” are based on our current beliefs and expectations, we do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by federal securities laws.

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of the Securities.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

General

On January 16, 2009, the Corporation issued the original Warrant to Treasury in connection with Treasury’s purchase of preferred stock pursuant to the Capital Purchase Program under the TARP. Initially, the original Warrant had a ten-year term and was exercisable at any time for 389,483 shares of Common Stock at an exercise price of $154.05.

On July 20, 2010, pursuant to the Exchange Agreement dated as of July 7, 2010 with Treasury, the Corporation agreed to amend and restate the terms of the original Warrant. As amended and restated, the term of the original Warrant was extended to July 20, 2020, and the initial exercise price of the original Warrant was adjusted to $10.878. On October 7, 2011, the Warrant was further adjusted as a result of the capital raise to provide for the issuance of 1,285,899 shares of Common Stock at an exercise price of $3.29 per share. The exercise price and the number of shares issuable upon exercise of the Warrant are subject to certain anti-dilution adjustments.

The Corporation will reserve and keep available, out of its authorized but unissued Common Stock, a sufficient number of shares to satisfy the exercise of the Warrant at any time. No fractional shares will be issued upon exercise of the Warrant. In lieu of a fractional share, the Corporation will make a cash payment equal to the market price less the pro-rated exercise price for such fractional share. We have listed the Common Stock issuable upon exercise of the Warrant with the NYSE.

The holder of the Warrant shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Adjustment and Other Rights

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrant will be adjusted proportionately:

•	in the event of a stock split, subdivision, reclassification or combination of the outstanding shares of Common Stock;

•	in connection with any distributions by the Corporation to security holders (e.g., cash or stock dividends);

•	in connection with certain repurchases of Common Stock by the Corporation; and

•	in connection with certain business combinations.

Transfer/Assignment

Treasury may transfer all or a portion of the Warrant at any time.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit Selling Stockholders, and any assignees, transferees, pledgees, or donees or any of the successors in interest of the Selling Stockholders named in a prospectus supplement to this prospectus, to conduct public secondary trading of the Securities. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of Common Stock issued upon such exercise will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. However, we will receive no cash if and to the extent the Warrant is exercised pursuant to the net, or “cashless,” exercise feature of the Warrant. The aggregate proceeds to the Selling Stockholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. A Selling Stockholder may offer and sell the Securities included in this prospectus from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law.

The Selling Stockholders may offer and sell their Securities included in this prospectus from time to time directly to purchasers, through underwriters, to dealers, or through agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices.

The Selling Stockholders may offer and sell some or all of the Securities included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with one or more Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent; or

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the Common Stock is listed or to or through a market maker other than on that stock exchange.

The Selling Stockholders may directly make offers to sell some or all of the Securities included in this prospectus to, or solicit offers to purchase such shares from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the Selling Stockholders will set forth the terms of such offering.

The Selling Stockholders may sell some or all of the Securities included in this prospectus from time to time to one or more underwriters, which would purchase the shares as principal for resale to purchasers, on a firm-commitment or other basis. If the Selling Stockholders sell Securities to underwriters, they may execute an underwriting agreement with them at the time of sale and, if required, will name them in the prospectus supplement related to any such offering. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for which they may act as agents. Underwriters may resell Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering.

From time to time, the Selling Stockholders may sell the Securities included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as Selling Stockholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the Securities to purchasers.

The Selling Stockholders may sell the Securities they hold using a public auction process in which the public offering price and the allocation of the Securities will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the Securities offered in the auction, and subject to agreement between the Selling Stockholders and the underwriter or underwriters to proceed with the offering, the Securities will be allocated to winning bidders by the underwriter or underwriters. If the Selling Stockholders use a public auction process to sell the Securities, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.

The Selling Stockholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Securities included in this prospectus, or to sell such Securities in ordinary brokerage transactions, on their behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Each of the Selling Stockholders may be deemed to be an “underwriter” as that term is defined in the Securities Act, and any profit on the sale of the Securities included in this prospectus by such Selling Stockholder may be deemed to be “underwriting discounts or commissions” under the Securities Act.

In connection with a firm commitment offering, the underwriters may purchase and sell the Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of the Common Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Common Stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on or through the NYSE, the existing trading market for the Common Stock, or in the over-the-counter market or otherwise.

The Selling Stockholders or their underwriters, broker-dealers, or agents may make sales of the Securities that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such Securities made directly on or through the NYSE, the existing trading market for the Common Stock, or in the over-the-counter market or otherwise.

Any underwriters, broker-dealers, or agents offering the Securities included in this prospectus will not confirm sales to any accounts over which they or their affiliates exercise discretionary authority without the prior approval of the customer.

We have agreed to indemnify in certain circumstances Selling Stockholders and any brokers-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders may agree to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. In addition, underwriters, broker-dealers, agents and other persons may be entitled, under agreements that they may enter into with the Selling Stockholders, to indemnification by them against certain liabilities, including liabilities under the Securities Act, in connection with an offering of the Securities included in this prospectus.

We have agreed to pay the expenses of the registration of the Securities offered and sold by the Selling Stockholders under the registration statement, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to the Securities sold by them. In the case of Treasury, we previously agreed to pay all selling expenses incurred in connection with any registration of the Securities offered and sold by Treasury, including all discounts, selling commissions and stock transfer taxes applicable to the sale of the Securities and fees and disbursements of counsel for Treasury.

In connection with our agreement to include in the registration statement the Securities to be offered for sale by the Selling Stockholders and to pay the expenses of the registration of such shares, we may require that the Selling Stockholders be subject to any restrictions on sale imposed by us from time to time, including, without limitation, with respect to blackout periods for sales, volume limitations, manner of sale restrictions or otherwise.

The Selling Stockholders and other persons participating in the sale or distribution of the Securities may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Securities. We have informed the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of the Securities in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

As a result of the requirements of the Financial Industry Regulatory Authority (“FINRA”), the maximum discount, concession or commission to be received by any FINRA member or independent broker-dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Stockholders for the sale of any of the Securities included in this prospectus.

Any of the Securities included in this prospectus held by the Selling Stockholders that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the registration statement. If any Selling Stockholder sells pursuant to Rule 144, such Selling Stockholder will not be deemed to be an “underwriter” as that term is defined in the Securities Act and will not be subject to the prospectus delivery requirements of the Securities Act with respect to such sales. The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.

A Selling Stockholder may also sell the Securities through privately negotiated transactions, settlement of short sales, the writing or settlement of options or other hedging transactions (whether through an options exchange or otherwise) and an exchange distribution in accordance with the rules of the applicable exchange.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares. The exercise price for the Warrant may be paid in cash or through the withholding by the Corporation of stock having a market value equal to the exercise price. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of common stock issued upon such exercise will be approximately $4.2 million. These proceeds will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

SELLING STOCKHOLDERS

The table below sets forth beneficial ownership information for the Selling Stockholders as of December 31, 2015. Except as described below, the Selling Stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Of the shares being registered, 83,687,163 shares are beneficially owned by funds that have designated two directors to serve on our Board of Directors, 11,577,452 shares are beneficially owned by Treasury and 165,000 shares are beneficially owned by Roberto R. Herencia, our Chairman of the Board.

As noted in footnotes to the table below, two of the Selling Stockholders are affiliates of broker-dealers. Each Selling Stockholder that is an affiliate of a broker-dealer purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

There follows a description of key provisions of and actions taken pursuant to our investment agreements with THL and Oaktree, as amended:

•	We reimbursed each of THL and an affiliate of Oaktree Capital Management, L.P. $4 million for expenses each incurred in connection with the capital raise.

•	Each of THL and Oaktree has the right to designate a person to serve on our Board for as long as each of them owns at least 25% of the number of shares each acquired in connection with the capital raise. Consistent with our agreements with THL and Oaktree, we appointed Michael P. Harmon and Thomas Martin Hagerty as directors.

•	We appointed Roberto R. Herencia to serve as our Chairman of the Board.

•	We agreed to use our best efforts to nominate two additional directors to the Board so that a majority of our directors will be either investor designees or independent directors with banking or related financial management expertise. In this regard, on October 30, 2012, the Board elected Robert T. Gormley to serve as a director and Mr. Gormley currently serves on the Board. Moreover, on September 26, 2013, the Board elected David I. Matson to serve as a director and Mr. Matson currently serves on the Board.

•	THL and Oaktree have certain indemnification rights.

•	Each of THL and Oaktree may acquire additional shares of Common Stock in the following circumstances: (a) for as long as each of THL and Oaktree, as applicable, owns at least 25% of the number of shares of Common Stock that it acquired in connection with the capital raise, each such investor will have the right to acquire from us at such time as we sell (i) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, an amount of securities up to the amount of the new securities required to maintain its percentage Common Stock-equivalent interest in us at the same level as it was before the issuance of those securities and (ii) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, to any investor to which we sold Common Stock in the capital raise an amount of securities up to the amount of new securities equal to the aggregate amount of new securities that we offer to sell to such other investor or its affiliates for the same price and on the same terms as such other offer or sale to such other investor or its affiliates; and (b) for as long as each of THL and Oaktree, as applicable, owns in the aggregate at least as many shares of Common Stock as any other entity or group of affiliated entities, if we offer to sell to any entity or group of affiliated entities Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, that would cause that entity or group of affiliated entities to own more shares of Common Stock than THL or Oaktree, as applicable, we will offer to sell to each of THL and Oaktree, for the same price and on the same terms, a number of new securities such that THL or Oaktree, as applicable, will own an amount of shares of Common Stock, after giving effect to the conversion or exercise of such new securities into Common Stock, equal to the number of shares of Common Stock owned by such other entity or group of affiliated entities.

On January 16, 2009, the Corporation entered into a Letter Agreement with Treasury pursuant to which Treasury invested $400,000,000 in Series F Preferred Stock, of the Corporation and the Warrant under the TARP. On July 20, 2010, the Corporation issued 424,174 shares of Series G Preferred Stock to Treasury in exchange for the Series F Preferred Stock it previously held. The Series G Preferred Stock was convertible into the Corporation’s Common Stock upon the satisfaction of certain conditions, including the completion of the capital raise. On October 7, 2011, simultaneous with the completion of the capital raise, the Corporation issued 32,941,797 shares of Common Stock to Treasury upon conversion of all of the Corporation’s outstanding Series G Preferred Stock. Pursuant to the Warrant, Treasury is entitled to purchase up to 1,285,899 shares of Common Stock. Since then, Treasury has sold 22,650,244 shares of Common Stock.

On February 17, 2012, the Corporation entered into a Securities Purchase Agreement in connection with its sale of 165,000 shares of Common Stock in a private placement to Mr. Herencia.

	Beneficial Ownership Prior to the Offering			Number of Shares Being Offered	Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares(1)	Percent(2)		Number of Shares	Number of Shares(1)	Percent(2)
Thomas H. Lee (Alternative) Fund VI, L.P.(3)	23,011,234	10.70		23,011,234	0	0
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.(3)	15,581,983	7.24		15,581,983	0	0
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.(3)	2,721,860	1.27		2,721,860	0	0
THL FBC Equity Investors, L.P.(3)	528,505		*	528,505	0	0
Oaktree Principal Fund V (Delaware), L.P.(4)	34,617,194	16.09		34,617,194	0	0
Oaktree FF Investment Fund AIF (Delaware), L.P.(4)	7,226,387	3.36		7,226,387	0	0
Treasury(5)	11,577,452	5.38		11,577,452	0	0
Roberto R. Herencia	619,883		*	165,000	454,883		*

*	Less than 1 percent
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Common Stock over which such person has voting or investment power or of which such person has the right to acquire beneficial ownership within 60 days of December 31, 2015.
(2)	The percentage of shares beneficially owned is calculated based on the number of shares outstanding as of December 31, 2015, which amount outstanding was 215,088,698 shares. In computing the percentage of shares beneficially owned, any shares which the person has a right to acquire within 60 days after December 31, 2015 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(3)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the controlling entity of each of Thomas H. Lee (Alternative) Fund VI, L.P., Thomas H. Lee (Alternative) Parallel Fund VI, L.P., Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. and THL FBC Equity Investors, L.P. (the “THL Funds”). THL Holdco, LLC is the controlling entity of THL Managers VI, LLC. Voting and investment control over the shares held by the THL Funds and THL Managers VI, LLC are acted upon by a private equity management committee consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon (the “THL Committee”). Each member of the THL Committee may be deemed to share beneficial ownership of all shares reported herein. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.
(4)	Each of Oaktree Principal Fund V (Delaware), L.P. (the “PF V Fund”) and Oaktree FF Investment Fund AIF (Delaware), L.P. (the “AIF Fund”) has indicated that it is an affiliate of a broker-dealer. Each of the PF V Fund and the AIF Fund may be deemed to share voting and investment power with several other affiliated entities of Oaktree.

The PF V Fund may share voting and investment power with Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the manager of Oaktree Capital Group, LLC (“OCG”), OCG, in its capacity as managing member of Oaktree Holdings, LLC (“Oaktree Holdings”), Oaktree Holdings, in its capacity as managing member of OCM Holdings I, LLC (“Oaktree Holdings I”), Oaktree Holdings I, in its capacity as general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”), Oaktree Capital I, in its capacity as general partner of Oaktree Fund GP I, L.P. (“Oaktree Fund GP I”), Oaktree Fund GP I, in its capacity as managing member of Oaktree Fund GP, LLC (“Oaktree Fund GP”), Oaktree Fund GP, in its capacity as general partner of the PF V Fund.

The AIF Fund may share voting and investment power with OCGH GP, in its capacity as the general partner of Oaktree Capital Group Holdings, L. P. (“OCGH LP”), OCGH LP in its capacity as the controlling shareholder of Oaktree AIF Holdings, Inc. (“Oaktree AIF Holdings”), Oaktree AIF Holdings, in its capacity as general partner of Oaktree AIF Investments, L.P. (“Oaktree AIF Investments”), Oaktree AIF Investments, in its capacity as general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”), Oaktree GP III, in its capacity as sole member of Oaktree Fund GP AIF, LLC (“Oaktree GP AIF”), Oaktree GP AIF, in its capacity as general partner of Oaktree Fund AIF Series, L.P. Series I (“Oaktree AIF” and, together with OCGH GP, OCGH LP, OCG, Oaktree Holdings, Oaktree Holdings I, Oaktree Capital I, Oaktree Fund GP I, Oaktree Fund GP, Oaktree AIF Holdings, Oaktree AIF Investments, Oaktree GP III and Oaktree GP AIF, collectively, the “Oaktree Entities”), and Oaktree AIF, in its capacity as general partner of the AIF Fund.

OCGH GP is managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Jay Wintrob, John B. Frank, David M. Kirchheimer, Sheldon M. Stone and Stephen A. Kaplan (the “OCGH GP Members”). The OCGH GP Members make investment and voting decisions with respect to the shares reported herein. Michael P. Harmon, the Board representative for Oaktree, may be deemed to share voting and investment power with respect to the shares owned by the PF V Fund and the AIF Fund.

Each Oaktree Entity, each OCGH GP Member, and Mr. Harmon disclaim beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein.

(5)	Includes 1,285,899 shares that may be acquired by Treasury upon the exercise of the Warrant, which it acquired from the Corporation on January 16, 2009 and which was amended and restated on July 20, 2010. Treasury has sole voting and investment power of all shares reported herein but may exercise voting power only in accordance with the terms of the Exchange Agreement.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus relates, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of securities by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, any applicable prospectus supplement or the registration statement of which this prospectus and any applicable prospectus supplement are a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred.

U.S. FEDERAL AND PUERTO RICO INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal and Puerto Rico income tax consequences to U.S. Holders (as defined below), Puerto Rico Holders (as defined below), and Puerto Rico corporations (as defined below), collectively, the “Holders” of the ownership and disposition of shares of Common Stock.

You are a U.S. Holder if you are a beneficial owner of shares of Common Stock and you are:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The term U.S. Holder does not include Puerto Rico Holders nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico Holder” means an individual holder who is a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Sections 933 and 937 of the U.S. Code. “Puerto Rico corporations” are corporations created or organized in or under the laws of Puerto Rico.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based upon the provisions of the U.S. Code, regulations promulgated by Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of the discussion below, we have assumed that we should not be treated as a passive foreign investment company for U.S. federal income tax purposes. Further, this discussion also assumes that the shares of Common Stock are held as capital assets within the meaning of Section 1221 of the U.S. Code. In addition, this discussion does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. expatriates;

•	persons deemed to own 10% or more of our voting stock;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction; or

•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the United States federal income tax consequences of the ownership of shares of Common Stock.

You are urged to consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the ownership of shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Under the current source of income rules of the U.S. Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp.’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp. does not believe that, for any of its taxable years beginning with its formation, 25% or more of its gross income has been effectively connected with a trade or business in the United States nor does it expect that 25% or more of its gross income will be effectively connected with a trade or business in the United States in any future taxable years. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States as long as First BanCorp. continues to meet the gross income test described above. The following discussion regarding Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders

In general, distributions with respect to our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. A U.S. corporation cannot deduct dividends because the dividends-received deduction provided in Section 243 of the U.S. Code is not available. Dividends received by non-corporate U.S. holders, including individuals, qualify for preferential rates of taxation.

Subject to certain conditions and limitations contained in the U.S. Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp. in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit, dividends distributed by First BanCorp. will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Puerto Rico Holders

In general, distributions of dividends made by First BanCorp. on the shares of our Common Stock to a Puerto Rico Holder will constitute gross income from sources within Puerto Rico and will not be includible in the Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, distributions of dividends made by First BanCorp. on the shares of our Common Stock to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Gain on Disposition of Common Stock

General

Upon the sale or other disposition of Common Stock, you will generally realize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in the particular shares of Common Stock.

U.S. Holders

The capital gain realized by a non-corporate U.S. Holder upon a sale or other disposition of the Common Stock is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Puerto Rico Holders

In general, gain from the sale or other disposition of shares of our Common Stock by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Warrant

Sale of Warrant

U.S. Holders

In general, a U.S. Holder of the Warrant will recognize gain or loss upon the sale of the Warrant in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in the Warrant. The initial tax basis in the Warrant will be the purchase price. Gain or loss attributable to the sale of the Warrant will generally be capital gain or loss. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the U.S. Holder has a holding period greater than one year.

Puerto Rico Holders

In general, gain from the sale or other disposition of the Warrant by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of the Warrant will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Exercise of Warrant

U.S. Holders

A U.S. Holder should not recognize gain or loss on the exercise of the Warrant and related receipt of Common Stock (unless cash is received in lieu of the issuance of a fractional common share) with cash. A U.S. Holder’s initial tax basis in the Common Stock received on the exercise of the Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in the Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of the Warrant. The holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised.

The U.S. federal income tax consequences of the exercise of the Warrant in a cashless exercise are not entirely clear. Exercise of the Warrant may be treated as a tax-free non-recognition event, either because it may be treated as not being a gain realization event (except with respect to any cash received in lieu of any fractional share), or may be treated as a recapitalization. In either case, a U.S. Holder’s tax basis in the common stock received will equal the U.S. Holder’s adjusted tax basis in the Warrant, less any amount attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the exercise of the Warrant is treated as not being a gain realization event, the holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised. If the exercise of the Warrant is treated as a recapitalization, the holding period of Common Stock received upon the exercise of the Warrant will include the U.S. Holder’s holding period for the Warrant.

It is also possible that a cashless exercise of the Warrant could be treated as a taxable exchange in which gain or loss will be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term will depend on the characterization of that exchange. If a U.S. Holder is treated as selling a portion of the Warrant or underlying shares of Common Stock for cash that is used to pay the exercise price for the Warrant, the amount of gain or loss will be the difference between that exercise price and such U.S. Holder’s adjusted tax basis attributable to the Warrant or shares of Common Stock deemed to have been sold. If the U.S. Holder is treated as selling the Warrant, such U.S. Holder will have long-term capital gain or loss if it has held the Warrant for more than one year. If the U.S. Holder is treated as selling underlying shares of Common Stock, such U.S. Holder will have short-term capital gain or loss. In either case, a U.S. Holder of the Warrant will also recognize gain or loss in respect of the cash received in lieu of any fractional share of Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such U.S. Holder’s tax basis attributable to such fractional share. The ability of U.S. Holders to deduct capital losses is subject to limitations under the U.S. Code. U.S. Holders should consult their tax advisors as to the holding period and basis in the stock received if a characterization described in this paragraph applies.

Alternatively, if the U.S. Holder is treated as exchanging, in a taxable exchange, the Warrant for shares of Common Stock received on exercise, the amount of gain or loss will be the difference between (1) the fair market value of Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder’s adjusted tax basis in the Warrant. In that case, the U.S. Holder will have long-term capital gain or loss with respect to the exchange if it has held the Warrant for more than one year and such U.S. Holder will have a tax basis in the shares of Common Stock received equal to their fair market value and a holding period beginning on the date after the exchange. U.S. Holders should consult their tax advisors regarding the possible application of the wash sale rules to such an exchange.

Due to the absence of authority on the U.S. federal income tax treatment of the cashless exercise of warrants, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the IRS or a court. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of the Warrant.

Puerto Rico Holders

In general, gain, if any, from the exercise of the Warrant by a Puerto Rico Holder will not be subject to U.S. federal income taxation.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the exercise of the Warrant will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Adjustments of Warrant

U.S. Holders

The exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased is subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the U.S. Code, a change in conversion ratio or any transaction having a similar effect on the interest of a U.S. Holder of the Warrant may be treated as a distribution with respect to any U.S. Holder of the Warrant whose proportionate interest in earnings and profits is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrant may be treated as a taxable distribution to the holder of the Warrant to the extent of current or accumulated earnings and profits, without regard to whether the U.S. Holder of the Warrant receives any cash or other property. See “—Dividends on Common Stock—U.S. Holders,” above.

Puerto Rico Holders

In general, any adjustment to the Warrant that would result in a constructive distribution would constitute income from sources within Puerto Rico, and will not be includible in such Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation.

Puerto Rico corporations

In general, any adjustment to the Warrant that would result in a constructive distribution to a Puerto Rico corporation will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Backup Withholding and Information Reporting

For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (a) dividend payments and (b) the receipt of proceeds from the sale of shares of our Common Stock effected at a United States office of a broker (not including a Puerto Rico office) or by a United States payer or middleman (not including a Puerto Rico payer or middleman).

Additionally, backup withholding may apply to such payments for non-corporate U.S. Holders if such holder fails to provide an accurate taxpayer identification number, or if First BanCorp. is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Holders or Puerto Rico Holders that are individuals who own “specified foreign financial assets,” within the meaning of Section 6038D of the U.S. Code, may be required to report information with respect to such assets with their tax returns on Form 8938 for any year in which the aggregate value of all specified foreign financial assets exceeds certain thresholds, subject to certain exceptions (including an exception for ordinary shares held in custodial accounts maintained with a United States financial institution). Failure to report information required could result in substantial penalties. Such individuals are urged to consult their tax advisors as to the application of these information reporting rules to their ownership of Common Stock.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” including ordinary dividends and capital gains if their modified adjusted gross income exceeds certain thresholds. Each U.S. Holder that is an individual, estate or trust should consult its own tax advisors regarding the effect of this tax provision on its ownership and disposition of Common Stock.

CERTAIN PUERTO RICO TAX CONSIDERATIONS

This discussion is based on the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), and other tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this discussion.

You are urged to consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “Foreign Corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

If a partnership (including any entity treated as a partnership for Puerto Rico income tax purposes) holds shares of Common Stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the Puerto Rico income tax consequences of the ownership of the shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Distributions of cash or other property made by First BanCorp. on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp. has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp.’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individuals Resident of Puerto Rico and Puerto Rico corporations

In general, individuals who are residents of Puerto Rico will be subject to a 5% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common

Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 5% Puerto Rico withholding tax. If the individual Puerto Rico resident opts-out of the 5% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 5% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individuals resident of Puerto Rico are subject to alternative minimum tax (“AMT”) on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 24% depending on the AMT Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction. In the case of Puerto Rico corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico corporation. If such Puerto Rico corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 5% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a Puerto Rico corporation. If the withholding is actually made, the 5% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico corporation.

The alternative minimum tax liability of a Puerto Rico corporation is not affected by the receipt of dividends on the shares of our Common Stock.

United States Citizens Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 5% Puerto Rico income tax that will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 5% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual stockholder. Provided the shares of our Common Stock are held in the name of these individual stockholders, no 5% Puerto Rico income tax withholding will be made if such individual stockholder opts out of the 5% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing a joint return. If such United States citizen non-resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 5% Puerto Rico withholding tax. If the United States citizen non-resident of Puerto Rico opts-out of the 5% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico AMT as provided in the rules described under the heading “Individuals Resident of Puerto Rico and Puerto Rico Corporations.”

Individuals Not Citizens of the United States and Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 5% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign Corporations

The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico.

This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a foreign corporation engaged in a trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Special Withholding Tax Considerations

Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 5% Puerto Rico income tax withheld at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in a trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp. through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in a trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen non-resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing jointly.

Gains on Disposition of Common Stock

General

The sale or exchange of shares of our Common Stock will give rise to gain or loss for Puerto Rico income tax purposes equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss if the shares of our Common Stock are held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds one year.

Individuals Resident of Puerto Rico and Puerto Rico corporations

Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 15%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 20%.

Individuals resident of Puerto Rico are subject to AMT on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 24% depending on the AMT Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the shares of our Common Stock.

Individuals Not Residents of Puerto Rico

Individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, the gain from the sale or exchange of shares of our Common Stock by individuals not residing in Puerto Rico constitutes income from sources outside Puerto Rico and, therefore, such gain is not subject to Puerto Rico income tax in the case of such individuals.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 20% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on any capital gain realized on the sale or exchange of our Common Stock since the gain from the sale or exchange of the Common Stock by such foreign corporation constitutes income from sources outside Puerto Rico.

Warrant

Sale of Warrant

General

The sale of the Warrant will give rise to gain or loss for Puerto Rico income tax purposes equal to the difference between the amount realized on the sale and the Puerto Rico income tax basis of the Warrant in the hands of the holder. The initial tax basis in the Warrant will be the purchase price. Any gain or loss that is required to be recognized will generally be a capital gain or loss if the Warrant is held as a capital asset by the holder and will be a long-term capital gain or loss if the holding period of the Warrant to its holder exceeds six months.

Individuals Resident of Puerto Rico and Puerto Rico corporations

Gain on the sale of the Warrant by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the holder of the Warrant is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. Individuals resident of Puerto Rico may subject to AMT on the gain upon the sale of the Warrant.

If the holder of the Warrant is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 20%. The alternative minimum tax liability of a Puerto Rico corporation is not affected by the recognition of long-term capital gain on the sale of the Warrant.

Individuals Not Residents of Puerto Rico

Individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income tax on the sale of the Warrant if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, the gain from the sale of the Warrants by individuals not residing in Puerto Rico constitutes income from sources outside Puerto Rico and, therefore, such gain is not subject to Puerto Rico income tax in the case of such individuals.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale of the Warrant if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 20% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale of the Warrant and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on any capital gain realized on the sale of the Warrant since the gain from the sale of the Warrant by such foreign corporation constitutes income from sources outside Puerto Rico.

Exercise of Warrant

Individuals Resident of Puerto Rico and Puerto Rico corporations

In general, an individual resident of Puerto Rico or a Puerto Rico corporation should not recognize gain or loss on the exercise of the Warrant and related receipt of Common Stock (unless cash is received in lieu of the issuance of a fractional common share) with cash. The holder’s initial tax basis in the Common Stock received on the exercise of the Warrant should be equal to the sum of (a) such holder’s tax basis in the Warrant plus (b) the exercise price paid by such holder on the exercise of the Warrant. The holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised.

The Puerto Rico income tax consequences of the exercise of the Warrant in a cashless exercise are not entirely clear. A cashless exercise of the Warrant may be treated as a tax-free non-recognition event, either because it may be treated as not being a gain realization event (except with respect to any cash received in lieu of any fractional share), or may be treated as a recapitalization. In either case, the holder’s tax basis in the common stock received will equal the holder’s adjusted tax basis in the Warrant, less any amount attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the exercise of the Warrant is treated as not being a gain realization event, the holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised. If the exercise of the Warrant is treated as a recapitalization, the holding period of Common Stock received upon the exercise of the Warrant will include the holder’s holding period for the Warrant.

It is also possible that a cashless exercise of the Warrant could be treated as a taxable exchange in which gain or loss will be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term will depend on the characterization of that exchange. If a holder is treated as selling a portion of the Warrant or underlying shares of Common Stock for cash that is used to pay the exercise price for the Warrant, the amount of gain or loss will be the difference between that exercise price and such holder’s adjusted tax basis attributable to the Warrant or shares of Common Stock deemed to have been sold. If the holder is treated as selling the Warrant, such holder will have long-term capital gain or loss if it has held the Warrant for more than one year. If the holder is treated as selling underlying shares of Common Stock, such holder will have short-term capital gain or loss. In either case, a holder of the Warrant will also recognize gain or loss in respect of the cash received in lieu of any fractional share of Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such holder’s tax basis attributable to such fractional share. The ability of holders to deduct capital losses is subject to limitations under the PR Code. Holders should consult their tax advisors as to the holding period and basis in the stock received if a characterization described in this paragraph applies.

Alternatively, if the holder is treated as exchanging, in a taxable exchange, the Warrant for shares of Common Stock received on exercise, the amount of gain or loss will be the difference between (1) the fair market value of Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder’s adjusted tax basis in the Warrant. In that case, the holder will have long-term capital gain or loss with respect to the exchange if it has held the Warrant for more than one year and such holder will have a tax basis in the shares of Common Stock received equal to their fair market value and a holding period beginning on the date after the exchange. Holders should consult their tax advisors regarding the possible application of the wash sale rules to such an exchange.

Due to the absence of authority on the Puerto Rico income tax treatment of the cashless exercise of warrants, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the Puerto Rico Treasury Department or a court. Accordingly, individuals resident of Puerto Rico and Puerto Rico corporations should consult their tax advisors regarding the tax consequences of the cashless exercise of the Warrant.

Individuals Not Residents of Puerto Rico

In general, gain, if any, from the exercise of the Warrant by individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income taxation.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the exercise of the Warrant if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 20% if it qualifies as a long-term capital gain. Such gain may also be subject to a 10% branch profits tax.

In general, gain, if any, from the exercise of the Warrant by a foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income taxation.

Adjustments of Warrant

The Puerto Rico income tax consequences of any adjustment of the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased under the Warrant are not entirely clear.

A change in conversion ratio or any transaction having a similar effect on the interest of a holder of the Warrant may be treated as a distribution with respect to any holder of the Warrant whose proportionate interest in earnings and profits is increased by such change or transaction. Thus, such an adjustment (which may result under certain future circumstances which may or may not occur pursuant to the terms of the Warrant) may be treated as a taxable distribution to the holder of the Warrant to the extent of current or accumulated earnings and profits, without regard to whether the holder of the Warrant receives any cash or other property. See “—Dividends on Common Stock” above for a discussion of the taxation of dividends for Puerto Rico income tax purposes to the different types of holders of shares of Common Stock which will be equally applicable to the holders of the Warrant if an adjustment to the Warrant occurs and such adjustment is considered to result in a taxable dividend distributions to the holder of the Warrant

Estate and Gift Taxation

The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death and did not own more than 10% of our stock (by value or vote) will not be subject to estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Likewise, the transfer of shares of our Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift and did not own more than 10% of our stock (by value or vote) will not be subject to gift tax. Other individuals are urged to consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation

Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation

The shares of our Common Stock will not be subject to Puerto Rico property tax.

LEGAL MATTERS

The validity of the Securities being offered by this prospectus will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 262,090 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act.

EXPERTS

The consolidated financial statements of First BanCorp. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Up to 95,429,615 Shares of Common Stock

Warrant to Purchase up to 1,285,899 Shares of Common Stock

PROSPECTUS

The date of this prospectus is

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

	Amount paid or to be paid*
SEC registration fee	$		**
NYSE listing fee	$		***
Printing expenses		$32,000
Legal fees and expenses		$80,000
Accounting fees and expenses		$30,000
Miscellaneous expenses		$—

Total Expenses		$142,000.00

*	All expenses are estimates other than the SEC registration fee and the NYSE listing fee.
**	The fees of $20,721.20 and $35.89 are offset against previously filed registration statements.
***	An NYSE listing fee of $182,610.45 was previously paid with respect to 95,429,615 shares of Common Stock.

Item 15.	Indemnification of Directors and Officers.

(a) Article NINTH of First BanCorp.’s Articles of Incorporation provides for indemnification of directors and officers as follows:

(1) First BanCorp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of First BanCorp.) by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp., or is or was serving at the written request of First BanCorp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of First BanCorp. and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) First BanCorp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of First BanCorp. to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp., or is or was serving at the written request of First BanCorp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp., except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to First BanCorp. unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of First BanCorp. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by First BanCorp. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by First BanCorp. in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by First BanCorp. as authorized in this Article NINTH.

(6) The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, First BanCorp. may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of First BanCorp., or is or was serving at the written request of First BanCorp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8) Notwithstanding anything contained herein to the contrary, no indemnification may be made by First BanCorp. to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b) Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c) Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d) Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.

(e) First BanCorp. maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

Item 16.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation, incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1/A filed by First BanCorp. on October 20, 2011.

4.2	By-Laws, incorporated by reference from Exhibit 3.2 of the Registration Statement on Form S-1/A filed by First BanCorp. on October 20, 2011.

4.3	Form of Common Stock Certificate, incorporated by reference from Exhibit 4 of the Registration Statement on Form S-4/A filed by First BanCorp on April 24, 1998.

4.4	Warrant dated January 16, 2009 to purchase shares of First BanCorp., incorporated by reference from Exhibit 4.1 to the Form 8-K filed by First BanCorp. on January 20, 2009.

4.5	Amended and Restated Warrant, Annex A to the Exchange Agreement by and between First BanCorp. and the United States Department of the Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed by First BanCorp. on July 7, 2010.

4.6	Letter Agreement, dated January 16, 2009, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First BanCorp. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Form 8-K filed by the Corporation on January 20, 2009.

5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of First BanCorp., regarding the validity of the securities being registered.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).

24.1	Power of Attorney (included on signature page).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santurce, Commonwealth of Puerto Rico, on February 12, 2016.

FIRST BANCORP.

By:	/s/ Orlando Berges
Orlando Berges
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Orlando Berges and Lawrence Odell, and each of them individually, his/her true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aurelio Alemán	President, Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2016
Aurelio Alemán

/s/ Orlando Berges Orlando Berges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 12, 2016

/s/ Pedro Romero Pedro Romero	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 12, 2016

/s/ Roberto R. Herencia	Chairman of the Board of Directors	February 12, 2016
Roberto R. Herencia

	Director	February , 2016
Michael P. Harmon

	Director	February , 2016
Thomas M. Hagerty

	Director	February , 2016
José Menéndez-Cortada

/s/ Juan Acosta Reboyras	Director	February 12, 2016
Juan Acosta Reboyras

/s/ David Matson	Director	February 12, 2016
David Matson

/s/ Robert T. Gormley	Director	February 12, 2016
Robert T. Gormley

	Director	February , 2016
Luz A. Crespo

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation, incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1/A filed by First BanCorp. on October 20, 2011.

4.2	By-Laws, incorporated by reference from Exhibit 3.2 of the Registration Statement on Form S-1/A filed by First BanCorp. on October 20, 2011.

4.3	Form of Common Stock Certificate, incorporated by reference from Exhibit 4 of the Registration Statement on Form S-4/A filed by First BanCorp on April 24, 1998.

4.4	Warrant dated January 16, 2009 to purchase shares of First BanCorp., incorporated by reference from Exhibit 4.1 to the Form 8-K filed by First BanCorp. on January 20, 2009.

4.5	Amended and Restated Warrant, Annex A to the Exchange Agreement by and between First BanCorp. and the United States Department of the Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed by First BanCorp. on July 7, 2010.

4.6	Letter Agreement, dated January 16, 2009, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First BanCorp. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Form 8-K filed by the Corporation on January 20, 2009.

5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of First BanCorp., regarding the validity of the securities being registered.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).

24.1	Power of Attorney (included on signature page).